Exhibit 10.5

CREDIT AND SECURITY AGREEMENT

AGREEMENT made this 8th day of November, 2007, by Nature Vision, Inc., a Minnesota corporation (herein called “Parent”) and Nature Vision Operating, Inc., a Minnesota corporation, (herein called “Subsidiary”) (Parent and Subsidiary each sometimes called “Borrower” and collectively sometimes called “Borrowers”) for the benefit of M&I Business Credit, LLC, a Minnesota limited liability company (herein with its participants, successors and assigns, called “Lender”).

R E C I T A L S

Lender has made loans to Parent pursuant to a Demand Term Note dated September 19, 2007 (herein called the “Note”) secured by a Security Agreement (herein called the “Security Agreement”) and a Revolving Mortgage, Assignment of Rents, Security Agreement and Fixture Financing Statement (herein called the “Mortgage”).  The aforesaid loans shall also be governed by the terms of this Agreement.

Borrowers have requested that Lender make loans to Borrower from time to time at Lender’s sole discretion and, in connection therewith, has executed and delivered for Lender’s benefit various ancillary and supplemental agreements and documents (herein called the “Security Documents”), which include, without limitation, the Note, Security Agreement and Mortgage.

This Agreement sets forth certain additional obligations undertaken by Borrowers to induce Lender to make such loans.  The obligations of Borrower set forth herein are joint and several.

Any term used in the Uniform Commercial Code (“UCC”) and not otherwise defined in this Agreement shall have the meaning given to the term in the UCC.

ACCORDINGLY, to induce Lender to make one or more loans to Borrowers, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrowers hereby represent, warrant and agree for the benefit of Lender that:

1.           The Loans.  Lender shall not be obligated to make any loans to Borrowers.  All loans which Lender may determine to make under this Agreement shall be repayable on demand.  Borrowers will comply with the following procedure in requesting loans from Lender:

(a)           Borrowers will request loans from Lender in such manner as Lender may from time to time prescribe.

(b)           Lender may make loans in any amount and in any manner requested orally or in writing (i) by any officer of any Borrower; or (ii) by any person designated as any Borrower’s agent by any officer of any Borrower in a writing delivered to Lender; or (iii) by any person reasonably believed by Lender to be an officer of any Borrower or such a designated agent.  Except as otherwise instructed in writing by such officer, agent or person, Lender may disburse loan proceeds by deposit with any bank to or for the account of any Borrower or to or for the account of any third party designated by such officer, agent, or person, or by an instrument payable to any Borrower or to any such third party delivered to any such officer, agent, or person or to any such third party, or in any other manner deemed appropriate by Lender.  All principal of and interest on loans made by Lender shall be repayable at the offices of Lender in Minneapolis, Minnesota, unless Lender designates a different place of payment by written notice to Borrowers.

(c)           Lender may make loans on the basis of Collateral available hereunder and under the Security Documents or any other basis deemed appropriate by Lender from time to time.  Lender may change from time to time, at its sole discretion and without notice to Borrowers, the standards, criteria and formulae used by Lender in determining the type and amount of Collateral eligible for advance.  In any event, subject to change at Lender’s discretion, Borrowers shall not request loans on the basis of the following Collateral:

(1)           Accounts receivable which are (i) disputed or subject to claims or set offs; or (ii) progress billings; or (iii) owed by an account debtor not located in the United States or Canada and not secured by a bank letter of credit satisfactory to Lender in its sole discretion; or (iv) owed by an account debtor which is the subject of any bankruptcy or insolvency proceeding or is insolvent or has made an assignment for the benefit of creditors or has failed or suspended or gone out of business.

(2)           Collateral which is not as warranted herein or in the Security Documents.

(3)           Collateral which Lender, in its discretion, has declared ineligible collateral by written notice to Borrowers.

(4)           Accounts receivable not paid within ninety (90) days after invoice or, if Lender in its discretion has determined that a particular dated receivable is eligible for advance, within thirty (30) days after the due date stated.

(5)           Accounts receivable owed to Borrowers by any shareholder, subsidiary or affiliate of any Borrower or by any person or company obligated to pay any receivable deemed ineligible under clauses (1) through (4), if such ineligible receivable is 10% or more of the total amount due from such person or company.

Notwithstanding any apportionment, exclusion or segregation of Collateral made by Lender for purposes of determining the amount or maximum amount of loans made to Borrowers, all rights and interests of Lender hereunder and under the Security Documents, and all other collateral rights, interests and properties available to Lender, shall secure and may be applied to pay any or all indebtedness of Borrowers secured thereby, in any manner or order of application and without regard to any such apportionment, exclusion or segregation.

(d)           Borrowers will pay interest on all outstanding loans under this Agreement at an annual rate (computed on the basis of actual days elapsed in a 360-day year) which shall at all times be equal to the greater of (i) six percent (6%) per annum, or (ii)  three-quarters percent (.75%) above the rate of interest publicly announced by M&I Marshall & Ilsley Bank from time to time as its prime rate (or any similar successor rate), each change in the interest rate shall take effect simultaneously with the corresponding change in the designated bank’s prime rate or any similar successor rate; provided that in no event shall the Borrowers pay interest at a rate greater than the highest rate permitted by law.  All interest shall accrue on the principal balance outstanding from time to time and shall be payable on the first day of the next month in which accrued and in any event on demand.  Borrowers agree that Lender may at any time or from time to time, without further request by Borrowers, make a loan to Borrowers, or apply the proceeds of any loans, for the purpose of paying all such interest promptly when due.  In the computation of interest, Lender may allow two banking days for the collection of uncollected funds.  Notwithstanding anything to the contrary stated herein, the interest charges payable pursuant to this Paragraph 1(d) for each twelve month period shall never be less than One Hundred Twenty Thousand Dollars ($120,000).  If for any twelve month period the interest pursuant to Paragraph 1(d) shall be less than $120,000, Borrowers shall pay on the anniversary date of this Agreement ending each twelve months the amount of the difference between $120,000 and the interest charges for such twelve month period.

(e)           In addition to any other amounts payable by Borrowers to Lender, Borrowers agrees to pay to the Lender on the date of this Agreement and on each anniversary date of this Agreement an annual fee equal to the greater of Forty-Five Thousand Dollars ($45,000) or three-quarters percent (.75%) of the maximum amount that the Lender may loan to Borrowers during the twelve (12) months following such payment; provided, however, payment of such fee does not obligate Lender to make any loans to Borrowers, and Lender, in its sole discretion, shall determine if it will make loans and the amounts of any such loans pursuant to the terms of Paragraphs 1(a) through 1(h) of this Agreement.

(f)           Lender may maintain from time to time, at its discretion, liability records as to any and all loans made or repaid and interest accrued or paid under this Agreement.  All entries made on any such record shall be presumed correct until Borrowers establish the contrary.  On demand by Lender, Borrowers will admit and certify in writing the exact principal balance which Borrowers then assert to be outstanding to Lender for loans under this Agreement.  Any billing statement or accounting rendered by Lender shall be conclusive and fully binding on Borrowers unless specific written notice of exception is given to Lender by Borrowers within thirty (30) days after its receipt by Borrowers.

(g)           Borrowers’ obligations with respect to all loans shall be fully binding and enforceable without any note or other evidence of indebtedness.  Nevertheless, if Lender so requests, Borrowers will duly execute and deliver to Lender a promissory note in negotiable form payable on demand to the order of Lender in a principal amount equal to the principal balance then outstanding to Lender for loans under this Agreement, together with interest as set forth in Paragraph 1(d).

(h)           In requesting any loans under this Agreement, Borrowers shall be deemed to represent and warrant to Lender that, as of the date of the proposed loans, (i) all of the representations and warranties made in Paragraphs 3 and 4 will be true and correct except for changes caused by transactions permitted under this Agreement, and (ii) no breach or default under, and no Event of Default defined or described in, this Agreement or any of the Security Documents will exist.

2.           Affiliate.  For the purposes of this Agreement, “Affiliate” refers to any corporation, partnership, individual or other entity which now or hereafter controls, is controlled by, or is under common control with any Borrower.  Borrowers agree that any breach, default or event of default by or attributable to any Affiliate under any agreement between such Affiliate and Lender shall constitute a breach of this Agreement and an Event of Default hereunder and under the Security Documents.  “Affiliated Corporation” shall refer to any entity that is not a natural person.

3.           Security Interest.

(a)          Grant of Security Interest.  Borrowers hereby assign to Lender and grant Lender a security interest (collectively referred to as the “Security Interests”) in the property described below, as security for the payment and performance of each and every debt, liability and obligation of every type and description which any Borrower may now or at any time hereafter owe to Lender (whether such debt, liability or obligation now exists or is hereafter created or incurred, whether it arises in a transaction involving Lender alone or in a transaction involving other creditors of any Borrower, and whether it is direct or indirect, due or to become due, absolute or contingent, primary or secondary, liquidated or unliquidated, or sole, joint, several or joint and several, and including specifically, but not limited to, all indebtedness of any Borrower arising under this or any other present or future loan or credit agreement, promissory note, guaranty or other undertaking of any Borrower enforceable by Lender; all such debts, liabilities and obligations are herein collectively referred to as the “Obligations”).  The Security Interests shall attach to the all of the personal property and fixtures of any Borrower (the "Collateral"), including all proceeds and products thereof and, including, without limitation the following:

INVENTORY:  All inventory, as such term is defined in the UCC, of every type and description, now owned or hereafter acquired by any Borrower, including inventory consisting of whole goods, spare parts or components, supplies or materials and inventory acquired, held or furnished for sale, for lease or under service contracts or for manufacture or processing, or any other purpose, and wherever located.

DOCUMENTS OF TITLE: All warehouse receipts, bills of lading and other documents of title of every type and description now owned or hereafter acquired by any Borrower.

ACCOUNTS:  All accounts of any Borrower, as such term is defined in the UCC, now existing or hereafter arising, including each and every right of any Borrower to the payment of money, whether such right to payment now exists or hereafter arises, whether such right to payment arises out of a sale, lease or other disposition of goods or other property, out of a rendering of services, out of a loan, out of the overpayment of taxes or other liabilities, or any other transaction or event, whether such right to payment is created, generated or earned by any Borrower or by some other person whose interest is subsequently transferred to any Borrower, whether such right to payment is or is not already earned by performance, and howsoever such right to payment may be evidenced, together with all other rights and interests (including all liens, security interests and guaranties) which any Borrower may at any time have by law or agreement against any account debtor or other person obligated to make any such payment or against any property of such account debtor or other person; all contract rights, chattel papers, bonds, notes and other debt instruments, and all loans and obligations receivable, tax refunds and other rights to payment in the nature of general intangibles; all checking accounts, savings accounts and other depository accounts and all savings certificates and certificates of deposit maintained with or issued by Lender or any other bank or other financial institution.

EQUIPMENT AND FIXTURES:  All equipment, as such term is defined in the UCC, now owned or hereafter acquired by any Borrower and all fixtures of every type and description now owned or hereafter acquired by any Borrower, including (without limitation) all present and future machinery, vehicles, furniture, fixtures, manufacturing equipment, shop equipment, office and recordkeeping equipment, parts, tools, supplies and all other goods (except inventory) used or bought for use by any Borrower for any business or enterprise; including (without limitation) all goods that are or may be attached or affixed or otherwise become fixtures upon any real property; and including specifically (without limitation) the goods described in any equipment schedule or list herewith or hereafter furnished to Lender by any Borrower, all accessions attachments, parts and repairs now or hereafter attached or affixed or used in connection with equipment, all substitutions and replacements thereof, and all like or similar property now owned or hereafter acquired by any Borrower.  (No such schedule or list need be furnished in order for the security interest granted herein to be valid as to all of Borrower's equipment.)

INVESTMENT PROPERTY:  All investment property, as such term is defined in the UCC, whether now owned or hereafter acquired by any Borrower, including (without limitation) all securities, security entitlements, securities accounts, commodity contracts, commodity accounts, stocks, bonds, mutual fund shares, money market shares and U.S. Government securities.

GENERAL INTANGIBLES:  All general intangibles of every type and description now owned or hereafter acquired by any Borrower, including (without limitation) all present and future intellectual property, proprietary rights, foreign and domestic patents, patent applications, trademarks, trademark applications, service marks, service mark applications, trade dress, mask works, copyrights, trade names, trade secrets, shop drawings, engineering drawings, blueprints, specifications, parts lists, manuals, operating instructions, customer or supplier lists and contracts, licenses, permits, franchises, the right to use Borrowers’ corporate names, and the goodwill of Borrowers’ businesses.

MISCELLANEOUS COLLATERAL:  All instruments, chattel paper, deposit accounts, documents, goods, letter-of-credit rights, letters of credit, all sums on deposit in any collateral account, and any items in any lockbox, now existing or hereafter arising, and any money or other assets of any Borrower that come into the possession, custody or control of the Lender.

(b)           Representations, Warranties and Covenants.  Borrowers represent, warrant and covenant as follows:

(1)           Borrowers have (or will have at the time it acquires rights in Collateral hereafter arising) and will maintain so long as the Security Interests may remain outstanding, absolute title to each item of Collateral and all proceeds thereof, free and clear of all interests, liens, attachments, encumbrances and security interests except the Security Interests and as provided herein and except as Lender may otherwise agree in writing.  Borrowers will defend the Collateral against all claims or demands of all persons (other than Lender) claiming the Collateral or any interest therein.  Borrowers will not sell or otherwise dispose of the Collateral or any interest therein, except the sale of inventory in the ordinary course of Borrowers’ business, without Lender’s prior written consent.  Borrowers’ interest in the Collateral is freely transferable to any person, without condition, limitation, jurisdiction or restriction of governmental authority, or any other qualification whatsoever.

(2)           Borrowers’ exact legal names and federal employer identification and organization identification numbers are as set forth below and state of organization is as set forth above.  Borrowers do business solely under their own name and the trade names (if any) set forth below.  The places of business and chief executive office of Borrowers are located at the address(es) set forth below, and all tangible Collateral is located at such address(es), except for inventory in transit and inventory and tooling in the possession of vendors in China.  All of Borrowers’ records relating to their business or the Collateral are kept at its chief executive office.  Borrowers will not permit any tangible Collateral or any records pertaining to Collateral to be located in any state or area in which, in the event of such location, a financing statement covering such Collateral would be required to be, but has not in fact been, filed in order to perfect the Security Interests.  Borrowers will not change their names, articles of incorporation or jurisdiction of organization without prior written consent of Lender.  Borrowers will not change their identity or corporate structure or the location of their place of business, without prior written notice to Lender.

(3)           None of the Collateral is or will become a fixture on real estate, unless a sufficient fixture filing is in effect with respect thereto.

(4)           Each account and other right to payment and each instrument, document, chattel paper and other agreement constituting or evidencing Collateral is (or, in the case of all future Collateral, will be when arising or issued) the valid, genuine and legally enforceable obligation, subject to no defense, setoff or counterclaim, of the account debtor or other obligor named therein or in Borrowers’ records pertaining thereto as being obligated to pay such obligation.  Borrowers will not agree to modify, amend, subordinate, cancel or terminate the obligation of any such account debtor or other obligor, without Lender’s prior written consent.

(5)           Borrowers will keep all tangible Collateral in good repair, working order and condition, normal depreciation, wear and tear excepted, and will, from time to time, replace any worn, broken or defective parts.

(6)           Borrowers will promptly pay all taxes and other governmental charges levied or assessed upon or against any Collateral or upon or against the creation, perfection or continuance of the Security Interests.

(7)           Borrowers will keep all Collateral free and clear of all security interests, liens and encumbrances except the Security Interests and as provided herein and except other security interests approved in writing by Lender.

(8)           Borrowers will at all reasonable times permit Lender or its representatives to examine or inspect any Collateral, or any evidence of Collateral, wherever located.

(9)           Borrowers will promptly notify Lender of any loss of or material damage to any Collateral or of any substantial adverse change, known to Borrowers, in any Collateral or the prospect of payment thereof.

(10)         Upon request by Lender, whether such request is made before or after the occurrence of any Event of Default, Borrowers will promptly deliver to Lender in pledge all instruments, documents and chattel paper constituting Collateral, duly endorsed or assigned by Borrowers.

(11)         Borrowers will at all times keep all tangible Collateral insured against risks of fire (including so-called extended coverage), theft, collision (for Collateral consisting of motor vehicles) and such other risks and in such amounts as Lender may reasonably request, with any loss payable to Lender to the extent of its interest.

(12)          Borrowers will use and keep the Collateral, and will require that others use and keep the Collateral, only for lawful purposes, without violation of any federal, state or local law, statute or ordinance.

(13)          Borrowers from time to time will execute and deliver or endorse any and all instruments, documents, conveyances, assignments, security agreements, financing statements and other agreements and writings which Lender may reasonably request in order to secure, protect, perfect or enforce the Security Interests or the rights of Lender under this Agreement (but any failure to request or assure that Borrowers execute, deliver or endorse any such item shall not affect or impair the validity, sufficiency or enforceability of this Agreement and the Security Interests, regardless of whether any such item was or was not executed, delivered or endorsed in a similar context or on a prior occasion).

(14)          Promptly upon knowledge thereof, the Borrowers will deliver to Lender notice of any commercial tort claims it may bring against any person, including the name and address of each defendant, a summary of the facts, an estimate of Borrowers’ damages, copies of any complaint or demand letter submitted by Borrowers, and such other information as the Lender may request.  Upon request by Lender, Borrowers will grant the Lender a security interest in all commercial tort claims it may have against any person.

(15)          The proper place to file financing statements to perfect the Security Interests other than in Collateral which are fixtures is the Office of Secretary of State of Minnesota and the proper place to file a financing statement to perfect the Security Interest in Collateral which are fixtures is the County Recorder of Crow Wing County, Minnesota. When the financing statements prepared by Lender are filed there, Lender will have valid and perfected Security Interests in the Collateral, subject to no prior security interest, assignment, lien or encumbrance (except interests, if any, specifically approved by Lender in writing).

If any Borrower at any time fails to perform or observe any of the foregoing agreements, and if such failure shall continue for a period of ten (10) calendar days after Lender gives Borrowers written notice thereof (or in the case of the agreements contained in Paragraphs 3(b)(7) and 3(b)(11) above, immediately upon the occurrence of such failure, without notice or lapse of time), Lender may, but need not, perform or observe such agreement on behalf and in the name, place and stead of Borrowers (or, at Lender’s option, in the name of Lender) and may, but need not, take any and all other actions which Lender may reasonably deem necessary to cure or correct such failure (including, without limitation, the payment of taxes, the satisfaction of security interests, liens or encumbrances, the performance of obligations owed to account debtors or other obligors, the procurement and maintenance of insurance, the execution of assignments, security agreements and financing statements, and the endorsement of instruments); and Borrowers shall thereupon pay to Lender on demand the amount of all monies expended and all costs and expenses (including reasonable attorneys’ fees and legal expenses) incurred by Lender in connection with or as a result of the performance or observance of such agreements or the taking of such action by Lender, together with interest thereon from the date expended or incurred at the highest lawful rate then applicable to any of the Obligations.  To facilitate the performance or observance by Lender of such agreements of Borrowers, Borrowers hereby irrevocably appoint Lender, or the delegate of Lender, acting alone, as the attorney-in-fact of Borrower with the right (but not the duty) from time to time to create, prepare, complete, execute, deliver, endorse or file in the name and on behalf of Borrowers any and all instruments, documents, assignments, security agreements, financing statements, applications for insurance and other agreements and writings required to be obtained, executed, delivered or endorsed by Borrowers under this Paragraph 3(b).

(c)           Proceeds; Collateral Account.  Borrowers agree to deliver to Lender, or, at Lender’s option, to deposit in one or more special collateral accounts maintained for Lender by any bank reasonably satisfactory to Lender, all proceeds of cash sales of inventory, all collections on accounts, contract rights, chattel paper and other rights to payment constituting Collateral, and all other cash proceeds of Collateral, immediately upon receipt thereof, in the form received, except for Borrowers’ endorsement when deemed necessary.  Without limiting the foregoing, Borrowers further agree upon Lender’s request to establish a lockbox and related services with a financial institution approved by Lender for the collection and processing of all accounts and other payment rights of Borrowers.  Once established, such lockbox service may not be terminated without Lender’s written approval and the proceeds of all related collections shall be remitted to Lender’s collateral account in accordance with Lender’s instructions.  Amounts deposited in a collateral account shall not bear interest and shall not be subject to withdrawal by Borrower, except after full payment and discharge of all Obligations.  All such collections shall constitute proceeds of Collateral and shall not constitute payment of any Obligation.  Until delivered to Lender or deposited in a collateral account, all proceeds or collections of Collateral shall be held in trust by Borrowers for and as the property of Lender and shall not be commingled with any funds or property of Borrowers.  Lender may deposit any and all collections received by it from Borrowers or out of any collateral account in Lender’s general account and may commingle such collections with other property of Lender or any other person.  All items shall be delivered to Lender or deposited in any collateral account subject to final payment.  If any such item is returned uncollected, Borrowers will immediately pay Lender, or, for items deposited in a collateral account, the bank maintaining such account, the amount of that item, or such bank in its discretion may charge any uncollected item to Borrowers’ commercial account or other account.  Borrower shall be liable as an endorser on all items deposited in any collateral account, whether or not in fact endorsed by Borrowers.  Lender from time to time at its discretion may apply funds on deposit in any collateral account to the payment of any or all Obligations, in any order or manner of application satisfactory to Lender.

(d)           Collection Rights of Lender.  In addition to the rights of Lender under Paragraph 3(c), with respect to any and all rights to payment constituting Collateral, Lender may at any time either before or after the occurrence of an Event of Default under Paragraph 7 notify any account debtor or other person obligated to pay the amount due that such right to payment has been assigned or transferred to Lender for security and shall be paid directly to Lender.  Borrowers will join in giving such notice, if Lender so requests.  At any time after Borrowers or Lender give such notice to an account debtor or other obligor, Lender may, but need not, in Lender’s name or in Borrowers’ name, (i) demand, sue for, collect or receive any money or property at any time payable or receivable on account of, or securing, any such right to payment, or grant any extension to, make any compromise or settlement with or otherwise agree to waive, modify, amend or change the obligations (including collateral obligations) of any such account debtor or other obligor; and (ii) as agent and attorney-in-fact of Borrowers notify the United States Postal Service to change the address for delivery of Borrowers’ mail to any address designated by Lender and otherwise intercept, receive, open and dispose of Borrowers’ mail, applying all Collateral as permitted under this Agreement and holding all other mail for Borrower’s account or forwarding such mail to Borrowers’ last known address.

(e)           Assignment of Insurance.  As additional security for the payment and performance of the Obligations, Borrowers hereby assign to Lender any and all monies (including, without limitation, proceeds of insurance and refunds of unearned premiums) due or to become due under, and all other rights of Borrowers with respect to, any and all policies of insurance now or at any time hereafter covering the Collateral or any evidence thereof or any business records or valuable papers pertaining thereto (excluding any life insurance), and Borrowers hereby direct the issuer of any such policy to pay all such monies directly to Lender.  At any time, whether before or after the occurrence of any Event of Default, Lender may (but need not), in Lender’s name or in Borrowers’ names, execute and deliver proofs of claim, receive all such monies, endorse checks and other instruments representing payment of such monies, and adjust, litigate, compromise or release any claim against the issuer of any such policy.

(f)           Filing of Financing Statements.  Borrowers authorize Lender to file financing statements describing the Collateral and describing any other statutory liens held by Lender.

(g)           Verification.  At any time or from time to time, under its own name or under a trade name, Lender may (but shall not be obligated to) send to and discuss with Borrowers’ account debtors requests for verification of amounts owed to Borrowers.  If Lender so requests at any time, Borrowers will send requests for verification to its account debtors or join in any requests for verification sent by Lender.

(h)           Surplus and Deficiency; Care of Collateral.  This Agreement does not contemplate a sale of accounts, contract rights or chattel paper, and, as provided by law, Borrowers are entitled to any surplus and shall remain liable for any deficiency.  Lender’s duty of care with respect to Collateral in its possession (as imposed by law) shall be deemed fulfilled if it exercises reasonable care in physically keeping such Collateral, or in the case of Collateral in the custody or possession of a bailee or other third person, exercises reasonable care in the selection of the bailee or other third person, and Lender need not otherwise preserve, protect, insure or care for any Collateral.  Lender shall not be obligated to preserve any rights Borrowers may have against prior parties, to realize on the Collateral at all or in any particular manner or order or to apply any cash proceeds of the Collateral in any particular order of application.

4.           Representations and Warranties.  Borrowers represent and warrant to Lender that:

(a)           Each Borrower is a corporation duly organized and existing in good standing under the laws of the State of Minnesota. Each Borrower has the corporate power to own its property and to carry on its business as now conducted and is duly qualified to do business in all states in which such qualification is required.  Since September 2004, the formal corporate names of the Borrowers have been Nature Vision, Inc and Nature Vision Operating, Inc.  Borrowers do not own any capital stock of any corporation or equity or any entity, except that Parent owns all of the issued and outstanding stock of Subsidiary.

(b)           Each Borrower is duly authorized and empowered to execute, deliver and perform this Agreement and the Security Documents and to borrow money from Lender.

(c)           The execution and delivery of this Agreement and the Security Documents, and the performance by each Borrower of its obligations thereunder, do not and will not violate or conflict with any provision of law or the Articles of Incorporation or By-Laws of any Borrower and do not and will not violate or conflict with, or cause any default or event of default to occur under, any agreement binding upon any Borrower.

(d)           The execution and delivery of this Agreement and the Security Documents have been duly approved by all necessary action of the directors and shareholders of each Borrower; and this Agreement and the Security Documents have in fact been duly executed and delivered by each Borrower and constitute its lawful and binding obligations, legally enforceable against it in accordance with their respective terms (subject to laws generally affecting the enforcement of creditors’ rights).

(e)           No litigation, tax claims or governmental proceedings are pending or are threatened against any Borrower or any Affiliate and no judgment or order of any court or administrative agency is outstanding against any Borrower or any Affiliate.

(f)           The transaction evidenced by this Agreement does not violate any law pertaining to usury or the payment of interest on loans.

(g)           The authorization, execution, delivery and performance of this Agreement and the Security Documents are not and will not be subject to the jurisdiction, approval or consent of, or to any requirement of registration with or notification to, any federal, state or local regulatory body or administrative agency.

(h)           The conduct of its business by Borrowers are not subject to registration with, notification to, or regulation, licensing, franchising, consent or approval by any state or federal governmental authority or administrative agency, except general laws and regulations which are not related or applicable particularly or uniquely to the type of business conducted by Borrowers, which do not materially restrict or limit the business of Borrowers, and with which Borrowers are in full compliance.  All registrations and notifications required to be made, and all licenses, franchises, permits, operating certificates, approvals and consents required to be issued, to enter into or conduct such business have been duly and lawfully made or obtained and issued, and all terms and conditions set forth therein or imposed thereby have been duly met and complied with.

(i)           To the best knowledge of Borrowers based upon reasonable inquiry, no director, shareholder, officer, employee or agent of, or consultant to, Borrower is prohibited by law, by regulation, by contract, or by the terms of any license, franchise, permit, certificate, approval or consent from participating in the business of Borrowers as director, shareholder, partner, officer, employee or agent of, or as consultant to, Borrowers, or is the subject of any pending or, to Borrowers’ best knowledge, threatened proceeding which, if determined adversely, would or could result in such a prohibition.

(j)           All assets of Borrowers and any Affiliate are free and clear of liens, security interests and encumbrances, except those permitted under Paragraph 6(b).

(k)           Borrowers and all Affiliates have filed all federal and state tax returns which are required to be filed, and all taxes shown as due thereon have been paid.  Borrowers and all Affiliates have paid or caused to be paid to the proper authorities when due all federal, state and local taxes required to be withheld by them.

(l)           Borrowers have furnished to Lender the financial statements described below for the periods described below:

December 31, 2005
December 31, 2006
September 30, 2007

These statements were prepared in accordance with generally accepted accounting principles consistently maintained, present fairly the financial condition of Borrowers as at the dates thereof, and disclose fully all liabilities of Borrowers, whether or not contingent, with respect to any pension plan.  Since the date of the most recent financial statement, there has been no material adverse change in the financial condition of Borrowers.

(m)           Each qualified retirement plan of Borrowers presently conforms to and is administered in a manner consistent with the Employee Retirement Income Security Act of 1974.

(n)           Borrowers will not request or maintain any credit for the purpose of purchasing or carrying any security, within the meaning of Regulations T, U or X of the Board of Governors of the Federal Reserve System.

5.           Affirmative Covenants.  Borrowers covenant and agree that they will:

(a)           Use the proceeds of any and all loans made by Lender solely for lawful and proper corporate purposes of the Borrowers.

(b)           Pay all taxes, assessments and governmental charges prior to the time when any penalties or interest accrue, unless contested in good faith with an adequate reserve for payment; and pay to the proper authorities when due all federal, state and local taxes required to be withheld by then.

(c)           Continue the conduct of their business; maintain their corporate existence; maintain all rights, licenses and franchises; and comply with all applicable laws and regulations.

(d)           Maintain their property in good working order and condition and make all needful and proper repairs, replacements, additions and improvements thereto.

(e)           Deliver to Lender:

(1)           Within ninety (90) days after the end of each fiscal year, a statement of Borrowers’ financial condition as at the end of such fiscal year and a statement of earnings and retained earnings of Borrowers for such fiscal year, with comparative figures for the preceding fiscal year, prepared, if Lender so requests, on a consolidating and consolidated basis to include any Affiliated Corporation, certified without qualification by independent certified public accountants acceptable to Lender.

(2)           Within twenty (20) days after the end of each fiscal month, a statement of Borrowers’ financial condition and an operating statement and statement of earnings and retained earnings of Borrowers for such month, in each case with comparative figures for the same month in the preceding fiscal year, prepared on the same basis as the most recent annual statement provided pursuant to clause (1) above, certified by an officer of any Borrower.

(3)           Within twenty (20) days after the end of each fiscal month a compliance certificate certified by an officer of any Borrower in form acceptable to Lender.

(4)           Within fifteen (15) days after the end of each month, an aging of Borrowers’ accounts receivable as at the end of such month.

(5)           Within fifteen (15) days after the end of each month, an inventory certification report as at the end of such month.

(6)           Within fifteen (15) days after the end of each month, an aging of Borrowers’ accounts payable as at the end of such month.

(7)           Immediately upon filing, any reports filed with any regulatory agency, including the Securities and Exchange Commission or any exchange wherein Borrowers’ securities are registered.

(8)           Immediately upon mailing, any notices, reports or other mailings sent to any Borrower’s shareholders.

(9)           From time to time, any and all receivables, schedules, collection reports, equipment schedules, copies of invoices to account debtors and shipment documents and delivery receipts for goods sold, and other material, reports, records or information required by Lender.

(f)           Permit any officer, employee, attorney or accountant for Lender to audit, review, make extracts from, or copy any and all corporate and financial books, records and properties of Borrowers at all times during ordinary business hours, to send and discuss with account debtors and other obligors’ requests for verification of amounts owed to Borrowers, and to discuss the affairs of Borrowers with any of its directors, officers, employees or agents.

(g)           Maintain property, liability, business interruption, workman’s compensation and other forms of insurance in reasonable amounts designated at any time or from time to time by Lender.

(h)           At all times maintain the consolidated book net worth of Borrowers plus subordinated debt and Borrowers’ consolidated tangible net worth (excluding all assets designated by Lender as intangible) plus subordinated debt, as determined in accordance with generally accepted accounting principles, at amounts equal to or in excess of the amounts set forth in the table below:

	Book Net Worth Plus Subordinated Debt	Tangible Net Worth Plus Subordinated Debt
From date of this Agreement through 12/30/07	$5,250,000	$3,750,000
As of 12/31/07	$6,000,000, plus upon its sale, the recorded gain on the Parent’s sale of its New Hope, MN facility	$4,500,000, upon its sale, the recorded gain on the Parent’s sale of its New Hope, MN facility
From January 31, 2008 and thereafter	See below	See below

During each month of fiscal year 2008 and for each fiscal year thereafter, the Book Net Worth and Tangible Net Worth Covenants shall be adjusted to be equal to the following:

(a)
Each such covenant shall be equal to the Borrower’s final Book Net Worth and Tangible Net Worth as of the end of the immediately preceding fiscal year, plus/minus (i) an amount equal to the year-to-date budgeted net income or loss approved by the Borrower’s Board of Directors for the then applicable fiscal year (the “Board-Approved Budget”), minus (ii) 25% of the budgeted year-end net income of the Borrower as set forth in the Board-Approved Budget, plus (iii) upon its sale, the recorded gain on the Parent’s sale of its New Hope, MN facility; provided however, that notwithstanding the above, the Board-Approved Budget must indicate that the Borrowers’ Book Net Worth and Tangible Net Worth as of the then applicable fiscal year end will be at least $100,000 greater than the Borrowers’ Book Net Worth and Tangible Net Worth as of the immediately preceding fiscal year end, exclusive of gain on the sale of the Parent’s New Hope facility.

The Borrower agrees that it shall deliver the Board-Approved Budget to the Lender on or before January 20th of each fiscal year.

(i)           Notify Lender promptly of (i) any disputes or claims by customers of Borrowers; (ii) any goods returned to or recovered by Borrowers; (iii) any change in the persons constituting the officers and directors of Borrowers; and (iv) the occurrence of any breach, default or event of default by or attributable to any Borrower under this Agreement or any of the Security Documents.

(j)           Cause to be maintained in force for the benefit of Lender a Support Agreement with Jeffrey P. Zernov.

(k)           Until the real estate described in the Revolving Mortgage, Assignment of Rents, Security Agreement and Fixture Financing Statement dated September 12, 2007 is sold and proceeds thereof of not less than $2,000,000 is applied to reduce the Indebtedness, the outstanding Indebtedness of Borrowers to Lender may at no time exceed the amount of Collateral eligible for loan advance as determined by Lender’s standards, criteria and formulae then in effect less $500,000.

6.           Negative Covenants.  Borrowers covenant and agree that they will not, except with the prior written approval of Lender:

(a)           Become or remain liable in any manner in respect of any indebtedness or contractual liability (including, without limitation, notes, bonds, debentures, loans, guaranties, obligations of partnerships, and pension liabilities, in each case whether or not contingent and whether or not subordinated), except:

(1)           Indebtedness arising under this Agreement;

(2)           Unsecured indebtedness, other than for money borrowed or for the purchase of a capital asset, incurred in the ordinary course of its business, which becomes due and must be fully satisfied within twelve months after the date on which it is incurred;

(3)           Unsecured indebtedness, in an amount not exceeding One Million Dollars ($1,000,000) at any one time outstanding, which is fully subordinated in right of payment to all indebtedness owed to Lender pursuant to a subordination agreement accepted or approved in writing by Lender;

(4)           Indebtedness arising out of the lease or purchase of goods constituting equipment and either unsecured or secured only by a purchase money security interest securing purchase money indebtedness, but in any event only if such equipment is acquired in compliance with Paragraph 6(c); and

(5)           Presently outstanding unsecured borrowings for the amounts of Five Hundred Thousand Dollars ($500,000) from Cass Creek and One Hundred Thousand Dollars ($100,000) from William Sherwood.

(6)           Other presently outstanding unsecured borrowings, if any, disclosed in the financial statements referred to in Paragraph 4(m), but not including any extensions or renewals thereof.

(b)           Create, incur or cause to exist any mortgage, security interest, encumbrance, lien or other charge of any kind upon any of its property or assets, whether now owned or hereafter acquired, except:

(1)           The interests created by this Agreement and the Security Documents;

(2)           Liens for taxes or assessments not yet due or contested in good faith by appropriate proceedings;

(3)           A purchase money security interest or lessor’s interest securing indebtedness permitted to be outstanding or incurred under Paragraph 6(a)(4);

(4)           Security interests approved by Lender in writing; and

(5)           Other liens, charges and encumbrances incidental to the conduct of its business or the ownership of its property which were not incurred in connection with the borrowing of money or the purchase of property on credit and which do not in the aggregate materially detract from the value of its property or materially impair the use thereof in its business.

(c)           Expend or contract to expend, in any one calendar year, more than Five Hundred Thousand Dollars ($500,000) in the aggregate or more than Fifty Thousand Dollars ($50,000) in any one transaction for the lease, purchase or other acquisition of any capital asset, or for the lease of any other asset, whether payable currently or in the future.

(d)           Sell, lease or otherwise dispose of all or any substantial part of its property, except as expressly permitted hereunder or under the Security Documents.

(e)           Consolidate or merge with any other corporation; or acquire any business; or acquire stock of any corporation; or enter into any other partnership or joint venture.

(f)           Substantially alter the nature of the business in which they are engaged.

(g)           Declare or pay any dividends (except dividends payable solely in its capital stock), or purchase or redeem any of its capital stock, or otherwise distribute any property on account of its capital stock; or enter into any agreement therefor.

(h)           Purchase stock or securities of, extend credit to or make investments in, become liable as surety for, or guarantee or endorse any obligation of, any person, firm or corporation, except investments in direct obligations of the United States and commercial bank deposits and extensions of credit reflected by trade accounts receivable arising for goods sold by Borrowers in the ordinary course of its business.

(i)           After notice from Lender, grant any discount, credit or allowance to any customer of Borrowers or accept any return of goods sold.

(j)           In any manner transfer any property without prior or present receipt of full and adequate consideration.

(k)           Permit more than Ten Thousand Dollars ($10,000) in the aggregate to be owing to Borrowers by the officers, directors or shareholders of any Borrower or any Affiliated Corporation, or members of their families, on account of any loan, travel advance, credit sale or other transaction or event.

(l)           Pay excessive or unreasonable salaries, bonuses, commissions, consultant fees, or other compensation; or increase the salary, bonus, commissions, consultant fees or other compensation of any director, officer, or consultant, or any member of their families, by more than ten percent (10%) in any one year, either individually or for all such persons in the aggregate, or pay any such increase from any source other than profits earned in the year of payment.

(m)           Permit any breach, default or event of default to occur under any note, loan agreement, indenture, lease, mortgage, contract for deed, security agreement or other contractual obligation binding upon any Borrower.

(n)           Permit a “Change of Control” to occur.  As used herein, Change of Control means a change of thirty percent (30%) or more in the power to vote the equity interests of the Borrowers or Jeffrey P. Zernov ceases to actively manage the Borrowers’ day to day business activities.

7.           Event of Default.  Any breach of any representation, warranty, or agreement of any Borrower set forth herein or in the Security Documents or in any other instrument or agreement securing any of the Obligations shall constitute an Event of Default hereunder and under the Security Documents.

8.           Remedies upon Default.  Upon the occurrence of any Event of Default, and at any time thereafter unless and until such Event of Default is waived in writing by Lender, Lender may exercise one or several or all of the following rights and remedies:

(a)           Lender may terminate this Agreement with immediate effectiveness and without notice or lapse of time.  Notwithstanding such termination, all claims, rights and security interests of Lender and all debts, liabilities, obligations and duties of Borrowers shall remain in full force and effect.

(b)           Lender may exercise and enforce any and all rights and remedies available upon default to a secured party under the Uniform Commercial Code, including, without limitation, the right to take possession of Collateral, or any evidence thereof, proceeding without judicial process (without a prior hearing or notice thereof, which Borrowers hereby expressly waive) and the right to sell, lease or otherwise dispose of any or all of the Collateral, and in connection therewith Borrowers will on demand assemble the Collateral and make it available to Lender at a place to be designated by Lender which is reasonably convenient to all parties.  If notice to Borrowers of any intended disposition of Collateral or any other intended action is required by law in a particular instance, such notice shall be deemed commercially reasonable if given (in the manner specified in Paragraph 13(a)) at least ten calendar days prior to the date of intended disposition or other action.  For the purpose of enabling Lender to exercise such rights and remedies:

(1)           Borrowers hereby grant Lender (in addition to Lender’s security interest in general intangibles) a nonexclusive license to use, sell or otherwise exploit in any manner any and all trade names, trademarks, patents, copyrights, licenses and other intangible properties necessary, appropriate or useful in the enforcement of the Security Interests; and

(2)           Borrowers hereby grant Lender the right to possess and hold all premises owned, leased or held by Borrowers upon which any Collateral is or may be located (the “Premises”), subject to the following terms and conditions:

(A)           Lender may take possession of the Premises upon the occurrence of an Event of Default.

(B)           Lender may use the Premises only to hold, process, manufacture and sell or otherwise dispose of goods which are inventory, or to provide services under contracts for receivables, or to use, operate, store, liquidate or realize upon goods which are equipment or any other Collateral granted under this Agreement and for other purposes which Lender may in good faith deem to be related or incidental purposes.

(C)          The right of Lender to hold the Premises shall cease and terminate upon the earlier of (i) payment in full and discharge of all Obligations, or (ii) final sale or disposition of all goods constituting Collateral (including both inventory and equipment) and delivery of all such goods to purchasers.

(D)          Lender shall not be obligated to pay or account for any rent or other compensation for this grant or for the possession, occupancy or use of any of the Premises.

(E)           Borrowers acknowledges and agrees that the breach of this grant is not fully compensable by money damages, and that, accordingly, this grant may be enforced by an action for specific performance.

(c)           Lender may exercise or enforce any and all other rights or remedies available by law or agreement against the Collateral, against Borrowers, or against any other person or property.

9.              Acceleration Upon Bankruptcy.  All of the Obligations shall be immediately and automatically due and payable, without further act or condition, if any case under the United States Bankruptcy Code is commenced voluntarily by any Borrower or involuntarily against any Borrower.

10.            Setoff.  Borrowers agree that Lender may at any time or from time to time, at its sole discretion and without demand and without notice to anyone, set off any deposit or other liability owed to any Borrower by Lender, whether or not due, against any indebtedness owed to Lender by Borrowers (for loans under this Agreement or for any other transaction or event), whether or not due.  In addition, each person holding a participating interest in any loans made to any Borrower by Lender shall have the right to appropriate or set off any deposit or other liability then owed by such person to Borrower, whether or not due, and apply the same to the payment of said participating interest, as fully as if such person had lent directly to such Borrower the amount of such participating interest.

11.            Termination by Borrower.  So long as Lender, in its sole discretion, is willing to make loans to Borrowers for ordinary working capital purposes subject to the availability of Collateral deemed eligible by Lender, Borrowers may terminate this Agreement and (subject to payment and performance of all outstanding secured obligations) may obtain any release or termination of the Security Documents to which Borrowers are otherwise entitled by law, effective only on the third or any subsequent anniversary date of this Agreement, and then only if Lender receives at least 60 days prior written notice of Borrowers’ intent to terminate this Agreement effective on such anniversary date.  Upon any such termination, all obligations of Borrowers under this Agreement and the Security Documents shall remain in full force and effect until all indebtedness arising under this Agreement and all other debts, liabilities and obligations of Borrowers secured hereby, or by the Security Documents or any other collateral security have been fully paid and satisfied.

12.            Reservation of Right to Make Demand and to Refuse to Lend.  Notwithstanding any other provisions contained herein, Borrowers acknowledge that Lender reserves the right to demand immediate payment of any or all loans and the interest thereon and of all other obligations of Borrowers payable on demand, and the right to refuse to make any loans hereunder, whether or not (a) an Event of Default has occurred hereunder, (b) Borrowers have failed to comply with the terms of this Agreement or the Security Documents, (c) Borrowers’ financial or other condition has changed, (d) Lender has at that time or in connection with any previous demand or refusal to lend given notice of its intention to make demand or to refuse to lend or (e) such demand or refusal to lend shall not cause any loss or damage to Borrowers.

13.            Miscellaneous.  Borrowers agree that:

(a)           This Agreement can be waived, amended, terminated or discharged, and the Security Interests can be released, only explicitly in a writing signed by Lender.  A waiver so signed shall be effective only in the specific instance and for the specific purpose given.  Mere delay or failure to act shall not preclude the exercise or enforcement of any rights and remedies available to Lender.  All rights and remedies of Lender shall be cumulative and may be exercised singularly in any order or sequence, or concurrently, at Lender’s option, and the exercise or enforcement of any such right or remedy shall neither be a condition to nor bar the exercise of enforcement of any other.  All notices to be given to Borrowers shall be deemed sufficiently given if actually received by any officer of any Borrower or if delivered or mailed by registered, certified or ordinary mail, postage prepaid, to Borrowers at their address set forth below or at its most recent address shown on Lender’s records.

(b)           Borrowers will furnish to Lender, prior to the first advance hereunder, (i) a certified copy of resolutions of the directors and, if required, the shareholders of Borrower, authorizing the execution, delivery and performance of this Agreement and the Security Documents; (ii) a certificate of an officer of Borrowers confirming the representations and warranties set forth in Paragraphs 3 and 4; (iii) a written opinion of Borrowers’ independent legal counsel, addressed to Lender, confirming to the satisfaction of Lender the representations and warranties set forth in clause (b)(15) of Paragraph 3 and clauses (a) through (h) of Paragraph 4; and (iv) currently certified copies of the Articles of Incorporation and Bylaws of Borrowers and a Certificate of Good Standing issued as to Borrowers by the Secretary of State of the state of its incorporation and (v) all certificates of insurance and insurance endorsements required hereunder and under the Security Documents; and (vi) all collateral schedules, security interest subordination agreements, searches, abstracts, releases and termination statements which Lender may request adequately to assure and confirm the creation, perfection and priority of the security interests created hereunder or under the Security Documents.

(c)           On demand, Borrowers will pay or reimburse Lender for all expenses, including all reasonable fees and disbursements of legal counsel, incurred by Lender in connection with the preparation, negotiation, execution, performance or enforcement of this Agreement or the Security Documents, or any document contemplated thereby, or the perfection, protection, enforcement or foreclosure of the Security Interests created hereby or by the Security Documents, or in connection with the protection or enforcement of the interests and collateral security of Lender in any litigation or bankruptcy or insolvency proceeding or the prosecution or defense or any action or proceeding relating in any way to the transactions contemplated by this Agreement.  Additionally, Borrowers will reimburse Lender for all out of pocket expenses incurred in connection with periodic field exams and ongoing monitoring.

(d)           Lender and its participants, if any, are not partners or joint venturers, and Lender shall have no liability or responsibility for any obligation, act or omission of its participants under or as to this Agreement.

(e)           This Agreement shall be binding upon Borrowers and their successors and assigns and shall inure to the benefit of Lender and its participants, successors and assigns.  This Agreement shall be effective when executed by Borrower and delivered to Lender, whether or not this Agreement is executed by Lender.  All rights and powers specifically conferred upon Lender may be transferred or delegated by Lender to any of its participants, successors or assigns.  Except to the extent otherwise required by law, this Agreement and the transactions evidenced hereby shall be governed by the substantive laws of the State of Minnesota.  If any provision or application of this Agreement is held unlawful or unenforceable in any respect, such illegality or unenforceability shall not affect other provisions or applications which can be given effect, and this Agreement shall be construed as if the unlawful or unenforceable provision or application had never been contained herein or prescribed hereby.  All representations and warranties contained in this Agreement or in any other agreement between Borrowers and Lender shall survive the execution, delivery and performance of this Agreement and the creation and payment of any indebtedness to Lender.  Borrowers waive notice of the acceptance of this Agreement by Lender.

14.            Interest Rate.  Nothing herein contained nor any transaction related hereto shall be construed or shall operate so as to require Borrowers or any person liable for repayment of loans made hereunder to pay interest in an amount or at a rate greater than the maximum allowed, from time to time, by applicable laws, if any.  Should any interest or other charges, including any property, tangible or intangible, or other items of value received by Lender, imposed against or paid by the Borrower or any party liable for the payment of such loans, result in a computation of earning of interest in excess of the maximum legal rate of interest permitted under applicable law in effect while such interest is being earned, then any and all of that excess shall be and is waived by Lender, and all of that excess shall be automatically credited against and in reduction of the principal balance of such loans, without premium, with the same force and effect as though Borrowers had specifically designated such extra sums to be so applied to principal and the Lender to accept such extra payment(s) as a premium-free prepayment, and any portion of the excess that exceeds the principal balance of loans made hereunder shall be paid by the Lender to Borrowers or to any party liable for the payment of such loans, as applicable, it being the intent of the parties hereto that under no circumstances shall Borrowers or any party liable for the payment of the indebtedness evidenced hereby be required to pay interest in excess of the maximum rate allowed by any applicable laws.  The provisions of this Agreement are hereby modified to the extent necessary to conform with the limitations and provisions of this Paragraph, and this Paragraph shall govern over all other provisions in any document or agreement now or hereafter existing.  This Paragraph shall never be superseded or waived unless there is a written document executed by Lender and Borrowers, expressly declaring the usury limitation of this Agreement to be null and void, and no other method or language shall be effective to supersede or waive this Paragraph.

15.            Environmental Laws.  Borrowers are and will continue to be throughout the term of this Agreement in full and complete compliance with all federal, state and local laws, rules and regulations governing hazardous and toxic substances, waste or materials, any pollutants or contaminants or any other similar substances, or pertaining to environmental regulations, contamination or cleanup, including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act, as amended, or any other state lien or state super lien or environmental cleanup statute (all such laws, rules and regulations being referred to collectively as “Environmental Laws”).

Borrowers indemnify, defend and hold Lender and their officers, directors, employees and agents, harmless from and against any liability, loss, claims, damages or expense (including attorneys’ fees and disbursements) arising out of or based upon any violation or claim of violation of Environmental Laws by Borrowers or with respect to any assets owned or used by Borrower or any properties leased or occupied by Borrowers.  This indemnity shall be continuing and remain in full force and effect and shall survive this Agreement and the Security Documents or any exercise of any remedy by Lender even if all indebtedness and other obligations to Lender have been satisfied in full.

16.           Indemnification.  Borrowers shall pay, indemnify, defend and hold the Lender, each affiliate of Lender, and each participant in the obligations with Lender, and each of their respective officers, directors, employees, agents, and attorneys-in-fact (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings and damages, and all reasonable attorneys’ fees and disbursements and other costs and expenses actually incurred in connection therewith (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution, delivery, enforcement, performance, or administration of this Agreement, any of the other Security Documents, or the transactions contemplated hereby or thereby, and (b) with respect to any investigation, litigation, or proceeding related to this Agreement, any other Security Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto (all the foregoing, collectively, the “Indemnified Liabilities”).  The foregoing to the contrary notwithstanding, Borrowers shall have no obligation to any Indemnified Person under this Paragraph 16 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted directly from the willful misconduct or gross negligence of such Indemnified Person.  This provision shall survive the termination of this Agreement and the repayment of the Obligations.  If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Borrowers were required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrowers with respect thereto.  WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

17.           Joint and Several.  Each Borrower shall be obligated, bound by, subject to and comply with each and every agreement, covenant and provision contained in this Agreement and shall be deemed to have made every representation warranty contained in this Agreement.  Each Borrower acknowledges and agrees that it is jointly and severally liable with the other Borrower for all obligations, liabilities and indebtedness created or arising hereunder and the release or substitution of any other Borrower shall not release or diminish its liability hereunder.  Each Borrower agrees that al obligations, liabilities and indebtedness are joint and several and the primary obligations of each of them, enforceable against each Borrower separately or all or any combination of Borrowers together notwithstanding of any right or power of any party to assert any claim or defense as to the invalidity or unenforceability of any such obligations, liabilities and indebtedness.  Each Borrower hereby waives any defense it may claim as a guarantor, surety or accommodation party.  Lender may, from time to time, without notice to any of Borrowers, (a) obtain or release any security interest in any property to secure any of such obligations, liabilities and indebtedness; (b) obtain or release the primary or secondary liability of any party or parties with respect to any of such obligations, liabilities and indebtedness (including, without limitation, the liability of any other Borrower); (c) extend or renew for any period, alter or exchange any of such obligations, liabilities and indebtedness or release or compromise any of such obligations, liabilities and indebtedness of any obligor with respect to any thereof; or (d) resort to any Borrower for payment of any such obligations, liabilities and indebtedness whether or not the Lender shall have resorted to any Collateral or to any other Borrower or any other party primarily or secondarily liable with respect to any such obligations, liabilities and indebtedness.

18.           Earlier Agreements.  The Note, Security Agreement and Mortgage and related agreements and documents executed and/or delivered in connection therewith shall remain in full force and effect; provided, however, (a) all loans to Borrower shall also be governed by this Agreement, (b)in the event of a conflict between the aforesaid agreements and this Agreement, this Agreement shall take precedence and be controlling, and (c) this Agreement is a restatement of the Security Agreement and replaces the Security Agreement in its entirety.

19.           Jurisdiction and Venue.  BORROWERS HEREBY CONSENT TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT SITUATED IN HENNEPIN COUNTY, MINNESOTA AND WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS, WITH REGARD TO ANY ACTIONS, CLAIMS, DISPUTES OR PROCEEDINGS RELATED TO THIS AGREEMENT, THE COLLATERAL, THE OBLIGATIONS, OR ANY OTHER SECURITY DOCUMENT, OR ANY TRANSACTIONS ARISING THEREFROM, OR ENFORCEMENT AND/OR INTERPRETATION OF ANY OF THE FOREGOING.  Nothing herein shall affect Lender’s rights to serve process in any manner permitted by law, or limit Lender’s right to bring proceedings against Borrowers in the competent courts of any other jurisdiction or jurisdictions.

20.           Waiver of Trial by Jury.  BORROWERS HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF THIS AGREEMENT, THE COLLATERAL, THE OBLIGATIONS OR ANY OTHER SECURITY DOCUMENT OR TRANSACTIONS BETWEEN BORROWERS AND LENDER.

Signature page follows.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the proper officers thereunto duly authorized on the day and year first above written.

NATURE VISION, INC.

	By	/S/ Jeffrey P. Zernov
President and Chief Executive Officer

	By	/S/ Michael Day
Chief Financial Officer

Federal Identification Number: 41-0831186

Organizational Number: W164

NATURE VISION OPERATING, INC.

	By	/S/ Jeffrey P. Zernov
President and Chief Executive Officer

	By	/S/ Michael Day
Chief Financial Officer

Federal Identification Number: 41-1901370

Organizational Number: 9Z969

TRADE NAMES OF BORROWER:	ADDRESS OF CHIEF EXECUTIVE OFFICES:

1480 Northern Pacific Road
Brainerd, MN 56401

COLLATERAL LOCATIONS:	OTHER ADDRESSES:

Accepted at Minneapolis, Minnesota
on November 8, 2007.

M&I BUSINESS CREDIT, LLC

By	/S/ Thomas J. Kopacek
Its	Vice President